Exhibit 99.1

Amen Properties Purchases Membership Interests in SFF Production, LLC

MIDLAND, Texas--(BUSINESS WIRE)--December 29, 2008--Amen Properties (NASDAQ: AMEN) today announced that it has entered into an agreement to purchase membership interests totaling 45.5% in SFF Production, LLC. The transaction will close and be effective December 31, 2008 for a purchase price of approximately $6.8 million to be paid in a combination of cash and convertible preferred stock. After this purchase, Amen will own 78.8% of the membership interests of SFF Production.

The purchase price was based on an in-house valuation performed by Amen. The purchase agreement provides for a purchase price adjustment based on a PV-10 valuation to be done by an independent third party within 90 days after closing. Amen has hired Ryder Scott Company to perform the valuation.

SFF Production owns 100% of certain oil and gas working interests purchased from Santa Fe Energy Trust and Devon Energy Production Company on December 17, 2007. For the nine months ended September 30, 2008 Amen reported unaudited equity earnings from its one third interest in SFF Production of approximately $1.2 million and cash distributions of $800 thousand.

Amen Properties is engaged in the acquisition and management of strong, profitable energy-related businesses. Priority Power, a wholly-owned subsidiary acquired in April 2006, is an energy management and consulting services firm. The Company has other energy-related holdings through its other subsidiaries, Amen Minerals and Amen Delaware.

CONTACT:
Amen Properties
Kris Oliver, 972-999-0494